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                                                                    EXHIBIT 99.1

[ATMOS ENERGY LOGO]

                                                           NEWS RELEASE

Financial Analysts Contact:                                Media contact:
Susan Kappes                                               Gerald Hunter
(972) 855-3729                                             (972) 855-3116

              ATMOS ENERGY CORPORATION PRICES COMMON STOCK OFFERING

DALLAS (June 18, 2003)--Atmos Energy Corporation (NYSE: ATO) said today that a public offering of 4 million shares of its common stock was priced at $25.31 per share to yield gross proceeds to the company of $101,240,000.

The company also has granted the underwriters an option for 30 days to purchase up to an additional 600,000 shares at the public offering price to cover overallotments, if any.

The net proceeds of approximately $96,800,000 (excluding any overallotment option) will be used by Atmos Energy to repay short-term debt, to provide additional funding for its pension plan and for general corporate purposes.

Merrill Lynch & Co. was the sole bookrunner and co-lead manager for the equity offering. UBS Investment Bank was a co-lead manager, and A.G. Edwards & Sons, Inc., and Edward D. Jones & Co. served as co-managers. A copy of the final prospectus can be obtained from Merrill Lynch & Co., 4 World Financial Center, North Tower, New York, New York 10080.

This news release does not constitute an offer to sell any securities under the offering.

Atmos Energy Corporation, headquartered in Dallas, is one of the largest pure natural gas distributors in the United States, serving about 1.7 million gas utility customers. Atmos Energy's utility operations serve more than 1,000 small and medium-size communities in

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12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in
the West. Atmos Energy's nonutility operations, organized under Atmos Energy Holdings, operate in 18 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers, manage company-owned natural gas storage and pipeline assets, construct small electric generating plants for industrial and municipal customers, and hold an indirect equity interest in Heritage Propane Partners, L.P., the fourth-largest U.S. propane marketer. For more information, visit atmosenergy.com.

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